Exhibit 11.1

Consent of Independent Auditor

We consent to the use, in the Offering Statement on Form 1-A of CalTier Fund I, LP, a Delaware limited partnership (the “Partnership”), of our report dated May 12, 2023 on our audits of the statements of financial condition, including the schedule of investments, of CalTier Fund I, LP at December 31, 2022 and 2021 and related statements of operations and changes in partners’ capital (deficit) and cash flows for the years ended December 31, 2022 and 2021, and the related notes to the financial statements.

/s/ PKF San Diego, LLP
San Diego, California	PKF San Diego, LLP
May 17, 2023